UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2014
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DST SYSTEMS, INC.
(Exact Name of registrant as specified in its charter)
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Delaware
(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(IRS Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report).
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

DST Systems, Inc. ("DST") has entered into an unsecured credit agreement, dated as of October 1, 2014 (the "Credit Agreement"), with a syndicate of financial institutions, including Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  The Credit Agreement replaced DST’s existing credit agreement dated as of April 16, 2010. Capitalized terms not otherwise defined in this Form 8-K have the meanings given to them in the Credit Agreement.

The Credit Agreement provides for a revolving unsecured credit facility maturing October 1, 2019 in an aggregate principal amount of up to $850.0 million, which includes a $25.0 million sublimit for the issuance of standby letters of credit and a $50.0 million sublimit for swing line loans.  The proceeds of borrowings under the Credit Agreement may be used for working capital, capital expenditures, and other general corporate purposes.  The interest rates applicable to loans under the Credit Agreement are generally based on (i) the Eurodollar Rate (LIBOR) plus an applicable margin, (ii) the Base Rate (defined as the highest of the Administrative Agent’s prime rate, the Federal Funds Rate plus 0.5% and a daily rate equal to one-month LIBOR plus 1.0%) plus an applicable margin, or (iii) with respect to Swing Line Loans either the Base Rate plus an applicable margin or a rate to be mutually agreed upon by the Swing Line Lender and DST.  Upon the request of the Required Lenders under the Credit Agreement, a default rate will apply on all obligations under the Credit Agreement in the event of an Event of Default at a rate of 2% above the applicable interest rate.  The Default Rate may also apply in certain other circumstances further described in the Credit Agreement.  DST will pay a facility fee based on the Applicable Rate, letter of credit fees based on the Applicable Rate, fronting fees and other customary documentation and processing charges, and certain other fees to the Arrangers and the Administrative Agent.  The Applicable Rate, facility fee and letter of credit fees vary based upon DST’s Consolidated Leverage Ratio.

DST is required to repay Committed Loans on the maturity date of the Credit Agreement and Swing Line Loans on the earlier of demand by the Swing Line Lender (in which case repayment can be made with the proceeds of Committed Loans) or the maturity date of the Credit Agreement.  Subject to the provisions in the Credit Agreement, DST may voluntarily prepay loans in whole or in part without premium or penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  DST must also compensate the lenders for other costs relating to the making, maintaining, continuing or converting Committed Loans as described in the Credit Agreement.  If any Event of Default occurs and is continuing, all amounts payable under the Credit Agreement may be declared immediately due and payable.

The Credit Agreement contains financial covenants, customary affirmative and negative covenants for transactions of this type, as well as certain customary events of default.

Bank of America, N.A., Wells Fargo Bank, N.A. and several other lenders party to the Credit Agreement and/or their affiliates have provided and continue to provide commercial banking, investment banking and other services to DST and its affiliates, for which they receive customary fees and commissions.

The above description of the Credit Agreement is qualified in its entirety by reference to the terms of the Credit Agreement attached hereto as Exhibit 10.1.

ITEM 1.02  Termination of a Material Definitive Agreement

On October 1, 2014, DST fully prepaid the outstanding loans and paid the other obligations under its Credit Agreement dated as of April 16, 2010 among DST, Bank of America, N.A. and the other lenders party thereto (together with amendments thereto, the "Existing Credit Agreement"), at which time the Existing Credit Agreement was terminated, subject to the survival of any provisions which by their terms survive the prepayment and termination.  The payment included a $56.3 million principal payment, approximately $0.1 million in accrued interest and approximately $0.3 million for various fees.

Bank of America, N.A. and several other lenders party to the Existing Credit Agreement (and/or their affiliates) have provided and continue to provide commercial banking, investment banking and other services to DST and its affiliates, for which they receive customary fees and commissions.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01, DST has entered into the Credit Agreement.  Please see the discussion in Item 1.01, which is incorporated into this Item 2.03 by reference.

ITEM 9.01  Financial Statements and Exhibits

(c). Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of October 1, 2014, among DST Systems, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of October, 2014.

DST SYSTEMS, INC.

By:	/s/ Gregg Wm. Givens
Name:	Gregg Wm. Givens
Title:	Senior Vice President, Chief Financial Officer and Treasurer